Exhibit (g)(4)

INVESTMENT SUB-ADVISORY AGREEMENT
AMONG
KIEWIT INVESTMENT FUND LLLP,
OFFIT HALL CAPITAL MANAGEMENT LLC
AND
SSGA FUNDS MANAGEMENT, INC.

This Agreement is made as of this ___day of ___, 2005, by and among Kiewit Investment Fund LLLP, a Delaware limited liability limited partnership (the “Fund”), Offit Hall Capital Management LLC, a Delaware limited liability company (the “Adviser”), and SSgA Funds Management, Inc., a Massachusetts corporation (the “Sub-Adviser”).

WHEREAS, the Adviser is in the business of providing investment advisory services; and

WHEREAS, the Sub-Adviser is in the business of providing investment advisory services; and

WHEREAS, the Fund is a newly formed Delaware limited liability limited partnership registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company and operates as an “employees’ securities company” within the meaning of Section 2(a)(13) of the 1940 Act; and

WHEREAS, pursuant to the Investment Advisory Agreement between the Fund and the Adviser, dated                     , the Adviser is required to perform investment advisory services to the Fund; and

WHEREAS, the Adviser and the Fund desire to retain the Sub-Adviser to render certain investment advisory services to the Fund, and the Sub-Adviser is willing to render such services;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

1. APPOINTMENT OF SUB-ADVISER. The Fund and the Adviser hereby appoint the Sub-Adviser to act as investment sub-adviser to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. ADVISORY DUTIES. Subject to the supervision of the Adviser and the Board of Directors of the Fund (the “Board” or “Board of Directors”), the Sub-Adviser shall manage the Russell 3000® Index Strategy investment operations and composition of the

Fund, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objective and policies as stated in the Fund’s effective registration statement on Form N-2 (“Registration Statement”). The Sub-Adviser’s duties hereunder are subject to the following understandings:

     (a) The Sub-Adviser shall provide supervision of investments, furnish a continuous investment program for the Fund, determine from time to time what investments or securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash;

     (b) The Sub-Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Fund’s Limited Partnership Agreement, By-Laws and the then-current Registration Statement and with the instructions and directions of the Board of Directors or the Adviser, provided, however, the Sub-Adviser shall not be responsible for acting contrary to any of the foregoing that are changed without notice of such change to the Sub-Adviser; and the Sub-Adviser shall conform to and comply with the applicable requirements of the 1940 Act and all other applicable federal or state laws and regulations;

     (c) The Sub-Adviser shall promptly communicate to the officers and the Board of Directors of the Fund and the Adviser such information relating to Fund transactions as they may reasonably request. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased, provided that in the opinion of the Sub-Adviser, all accounts are treated equitably and fairly. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transactions, shall be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients;

     (d) The Sub-Adviser shall maintain books and records with respect to the Fund’s securities transactions and shall render to the Board of Directors and the Adviser such periodic and special reports as the Board of Directors or the Adviser may reasonably request;

     (e) The Sub-Adviser shall provide the Fund and the Adviser with a list of all securities transactions as reasonably requested by the Fund or the Adviser;

     (f) The investment advisory services of the Sub-Adviser to the Fund and the Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others.

     (g) Sub-Adviser shall maintain written policies and procedures (“Compliance Policies”) reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 of the Rules and Regulation under the 1940 Act). Sub-Adviser shall fully cooperate with the Fund in connection with the Fund’s compliance with its obligations under Rule 38a-1 of the Rules and Regulation under the 1940 Act, including without limitation providing copies of such Compliance Policies, or written summaries thereof, to the Fund upon reasonable request and providing access to agents of the Fund during normal business hours for the purpose of permitting the Fund to review Sub-Adviser’s compliance with Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act).

3. COVENANTS OF SUB-ADVISER. The Sub-Adviser shall:

     (a) fully cooperate in any regulatory investigation, examination, or inspection of the Fund;

     (b) provide such information to the Fund and the Adviser as the Fund or the Adviser determines necessary from time to time in order for the Fund to comply with the 1940 Act, the Fund’s investment program and to maintain the effectiveness of the Fund’s Registration Statement;

     (c) Sub-Adviser shall promptly notify the Fund and the Adviser: (1) in the event that Sub-Adviser becomes aware of any event that makes any statement of a material fact relating to the Sub-Adviser in the Fund’s Registration Statement (the “Registration Statement”) or any prospectus contained therein (the “Prospectus”) (or any amendment or supplement to any of the foregoing) untrue or which requires the making of any additions to or changes in the Registration Statement or the Prospectus (or any amendment or supplement to any of the foregoing) in order to state a material fact relating to the Sub-Adviser required by the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act or the rules and regulations under the 1933 Act or the 1940 Act to be stated therein or necessary in order to make the statements relating to the Sub-Adviser therein (in the case of the Prospectus, in the light of the circumstances under which they were made), not misleading or of the necessity to amend or supplement the Registration Statement or the Prospectus (or any amendment or supplement to any of the foregoing) to comply with the 1933 Act, the 1940 Act, or the rules and regulations under the 1933 Act or the 1940 Act or any other law or order of any court or regulatory body; or (2) if it (i) receives notice from any governmental authority, agency or body of its ceasing to have maintained its required status as a registered investment adviser; (ii) receives notice that a governmental authority, agency or body intends to investigate it under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), other than any routine examination or any other proceeding in the ordinary course of business; (iii) will cease to be a registered investment adviser under the Advisers Act; and (iv) becomes aware of the commencement by any governmental, regulatory or law enforcement authority, agency or body of any investigation, examination or other proceeding directly involving Sub-Adviser, its members, managers, officers or employees, that would affect Sub-Adviser’s ability to perform under this Agreement; and

     (d) promptly notify the Fund and the Adviser of (1) any change in the investment professionals of the Sub-Adviser providing services to the Fund hereunder; (2) any prospective change in approach to Sub-Adviser’s management of the Fund’s assets allocated to it; and (3) any other material change in Sub-Adviser’s business activities or circumstances that could reasonably be expected to adversely affect Sub-Adviser’s ability to discharge its obligations under this Agreement.

4. EXECUTION AND ALLOCATION OF PORTFOLIO BROKERAGE COMMISSION. The Sub-Adviser, subject to and in accordance with any directions which the Board of Directors may issue from time to time, shall place, in the name of the Fund, orders for the execution of the securities transactions in which the Fund is authorized to invest. When placing such orders, the primary objective of the Sub-Adviser shall be to obtain the best net price and execution for the Fund but this requirement shall not be deemed to obligate the Sub-Adviser to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The Fund recognizes that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selection among such brokers with respect to particular trades, it may be desirable to choose those brokers who furnish “brokerage and research services” (as defined in Section 28(e)(3) of the Securities and Exchange Act of 1934) or statistical quotations and other information to the Fund and/or the Sub-Adviser in accordance with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so and so long as the Board of Directors determines as a matter of general policy that the Fund will benefit, directly or indirectly, by doing so, the Sub-Adviser may place orders with a broker who charges a commission greater than that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of brokerage and research services provided by that broker. Accordingly, the Fund and the Sub-Adviser agree that the Sub-Adviser may select brokers for the execution of the Fund’s securities transactions from among:

     (a) Those brokers and dealers who provide brokerage and research services, or statistical quotations and other information to the Fund, specifically including the quotations necessary to determine the Fund’s net assets, in such amount of total brokerage as may reasonably be required in light of such services.

     (b) Those brokers and dealers who provide brokerage and research services to the Sub-Adviser and/or its affiliated corporations which relate directly to portfolio securities, actual or potential, of the Fund, or which place the Sub-Adviser in a better position to make decisions in connection with the management of the Fund’s assets, whether or not such data may also be useful to the Sub-Adviser and its affiliates in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

     (c) Affiliated brokers of Adviser or Sub-Adviser, when the Sub-Adviser has determined that the Fund will receive best execution, price and commissions. The Sub-Adviser shall render regular reports to the Fund and the Adviser, not more frequently than monthly, of how much total brokerage business has been placed with affiliated brokers of Adviser, and the manner in which the allocation has been accomplished. The Sub-adviser, at its sole expense, will furnish the Fund and the Adviser all information as is reasonably necessary for them to monitor the Sub-Adviser’s efforts to obtain the best execution of portfolio transaction orders; provided, however, that such information shall be limited to (i) information the Sub-Adviser can collect or generate internally or (ii) information the Sub-Adviser can obtain from relevant third party providers that, at the time of any such request, the Sub-Adviser has an applicable contractual relationship with.

The Sub-Adviser agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Sub-Adviser’s primary duty to obtain the best net price and execution for the Fund.

5. BOOKS AND RECORDS. The Sub-Adviser shall keep the Fund’s books and records required to be maintained by it pursuant to paragraph 2(d) hereof. The Sub-Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it shall surrender promptly to the Fund any of such records upon the request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by Rule 31a-1(f) under the 1940 Act. Nothing herein shall prevent the Sub-Adviser from maintaining its own records as required by law, which may be a duplication of the Fund’s records.

6. REPORTS TO SUB-ADVISER. The Fund agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other material prepared for distribution to limited partners of the Fund or the public, which refer in any way to the Sub-Adviser, ten (10) days prior to use thereof and not to use such material if the Sub-Adviser should object thereto in writing within seven (7) days after receipt of such material; provided, however, that the Sub-Adviser hereby approves all uses of its name which merely refer in accurate terms to its appointment as investment adviser hereunder, which, merely identifies the Fund, or which are required by the Securities and Exchange Commission or a state securities commission. In the event of termination of this Agreement, the Fund shall, on written request of the Sub-Adviser, forthwith delete any reference to the Sub-Adviser from any materials described in the preceding sentence; provided that the Fund’s obligation to delete references to the Sub-Adviser on request shall not require the Fund to violate any applicable federal or state securities laws or disclosure obligations. The Fund shall furnish or otherwise make available to the Sub-Adviser such other information relating to the business affairs of the Fund as the Sub-Adviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

7. PROXIES. Unless the Adviser or the Fund gives written instructions to the contrary, the Sub-Adviser shall vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested in accordance with the Sub-Adviser’s proxy voting guidelines, as such are provided to the Fund and the Adviser.

8. EXPENSES. During the term of this Agreement, the Sub-Adviser shall pay all of its own expenses incurred by it in connection with its activities under this Agreement and the Adviser and/or Fund, as they may agree from time to time, shall bear all expenses that are incurred in their operations not specifically assumed by the Sub-Adviser.

9. COMPENSATION OF THE SUB-ADVISER. For the services to be rendered by the Sub-Adviser as provided in this Agreement the Fund shall pay to the Sub-Adviser such compensation as is designated in Exhibit A to this Agreement.

10. INDEMNIFICATION; LIMITATION OF SUB-ADVISER’S LIABILITY. (a) Sub-Adviser indemnifies the Fund and the Adviser and each of their respective officers, directors, employees and agents against any and all damages, claims and losses resulting from (i) willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Sub-Adviser of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case, any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), provided that, other than by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement, Sub-Adviser shall not be subject to any liability whatsoever to the Adviser or the Fund, or to any securityholder of the Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund. The parties agree that any stated limitations on liability shall not relieve the Sub-Adviser from any responsibility or liability under state or federal statutes.

     (b) The Fund shall indemnify the Sub-Adviser and its officers, directors, employees and agents against any and all damages, claims and losses resulting from (i) willful misfeasance, bad faith or gross negligence on the part of the Fund in performance of its obligations and duties hereunder, or (ii) reckless disregard by the Fund with respect of its obligations and duties hereunder.

     (c) The Adviser shall indemnify the Sub-Adviser and its officers, directors, employees and agents against any and all damages, claims and losses resulting from (i) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, or (ii) reckless disregard by the Adviser with respect of its obligations and duties hereunder.

11. DURATION AND TERMINATION. (a) This Agreement shall become effective with respect to the Fund on the date hereof. This Agreement, unless sooner terminated as provided herein, shall continue for the Fund for two years following the effective date of this Agreement and thereafter shall continue automatically for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund.

     (b) This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of those members of the Board of Directors who are not “interested persons” (as defined in the 1940 Act) of the Adviser or the Fund or by the majority vote of either the entire Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Sub-Adviser. This Agreement may be terminated by the Adviser on 90 days’ written notice to the Sub-Adviser. This Agreement may also be terminated by the Sub-Adviser on 120 days’ written notice to the Adviser and the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

Notwithstanding any termination of this Agreement, Sub-Adviser’s obligations (i) under Section 2(g) and Section 3(b) shall continue for a period of one year after termination and (ii) under Section 2(d) and Section 3(a) shall continue for the period set forth in Rule 204-2(e) under the Advisers Act.

12. CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware and any applicable federal law.

13. REPRESENTATIONS OF THE ADVISER. The Adviser represents and warrants that:

     (a) it has received a copy of Part II of the Sub-Adviser’s Form ADV;

     (b) it has full corporate power and authority to enter into this Agreement (including the power and authority to appoint the Sub-Adviser hereunder) and to carry out its terms; and

     (c) the Fund is either (i) excluded from the definition of the term “pool” under Section 4.5 of the General Regulations under the Commodity Exchange act (“Rule 4.5”), or (ii) a qualifying entity under Rule 4.5(b)( for which a notice of eligibility has been filed.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

Attest:	KIEWIT INVESTMENT FUND LLLP OFFIT HALL CAPITAL MANAGEMENT LLC.

By:	By:

Name:

Title:

Attest:	SSGA FUNDS MANAGEMENT, INC.

By:	By:

Name:

Title: